SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

INTUITIVE SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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1266 Kifer Road

Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 18, 2008

TO THE STOCKHOLDERS OF INTUITIVE SURGICAL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intuitive Surgical, Inc. will be held at The Grand Hotel, 865 W. El Camino Real, Sunnyvale, California 94086 on Friday, April 18, 2008, at 3:00 p.m., Pacific time, for the following purposes:

•	to elect three Class II members of the Board of Directors to serve until the 2011 Annual Meeting of stockholders; and

•	to transact any other business which is properly brought before the Annual Meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Annual Meeting.

Stockholders of record at the close of business on February 22, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The Board of Directors of Intuitive Surgical unanimously recommends that you vote “FOR” the nominees to the Board of Directors listed in Proposal No. 1 in the attached proxy statement.

The presence, in person or by proxy, of shares of Intuitive Surgical common stock representing a majority of shares of Intuitive Surgical common stock issued and outstanding on the record date will be required to establish a quorum at the Annual Meeting. The candidates for director receiving the highest number of votes, up to the number of directors to be elected, will be elected to Intuitive Surgical’s Board of Directors.

We are pleased to be among the first companies to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders on the Internet. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

/s/ Lonnie M. Smith

Lonnie M. Smith

Chief Executive Officer and

Chairman of the Board

Sunnyvale, California

March 7, 2008

Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date, or their authorized representatives, and guests of Intuitive Surgical.

INTUITIVE SURGICAL, INC.

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our Annual Meeting of stockholders to be held on April 18, 2008 at 3:00 p.m., Pacific time, for the purposes as set forth in the “Notice of Annual Meeting of Stockholders”. This solicitation is made on behalf of our Board of Directors and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax or personal interview. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposal described in this proxy statement.

What is included in these materials?

These materials include:

•	Our proxy statement for the Annual Meeting; and

•	Our 2007 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted on at the Annual Meeting?

You will vote for the election of three Class II members of the Board of Directors to serve until the 2011 Annual Meeting of stockholders.

Where are Intuitive Surgical’s principal executive offices located, and what is Intuitive Surgical’s main telephone number?

Our principal executive offices are located at 1266 Kifer Road, Sunnyvale, California 94086, telephone (408) 523-2100.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

You may view the proxy materials on the Internet at http://ww3.ics.adp.com/streetlink/isrg

Who may vote at the Annual Meeting?

The Board of Directors set February 22, 2008 as the record date for the Annual Meeting. All stockholders of record who owned Intuitive Surgical common stock at the close of business on February 22, 2008 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. At the close of business on the record date, there were 38,631,236 shares of common stock outstanding.

What does it mean to vote by proxy?

By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. In this case, we are asking you give your proxy to Lonnie M. Smith, our Chief Executive Officer and Alan C. Mendelson, Secretary of the Company, and each of them individually (the “Proxyholders”). If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares FOR the election of the Board of Directors’ nominees listed in Proposal No. 1. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated Proxyholders.

How many votes are required to conduct business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is a majority of shares of common stock issued and outstanding on the record date. Shares that are voted “FOR” or “WITHHOLD” are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

What is the difference between holding shares as a stockholder of record and as beneficial owners of shares held in street name?

Most Intuitive Surgical stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with Computershare, Intuitive Surgical’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and printed versions of the full set of proxy materials are being mailed to you directly by Computershare. As stockholder of record, you have the right to grant your voting proxy directly to the Proxyholders or to vote in person at the Annual Meeting. You may also vote by Internet or by telephone, by following instructions on the proxy card delivered to you via mail.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice of Internet Availability of these proxy materials is being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting.

If I am a stockholder of record of Intuitive Surgical’s shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy by mail or by telephone.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Can I change my vote?

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	delivering written notice of revocation to our Secretary at 1266 Kifer Road, Sunnyvale, California 94086;

•	submitting a later dated proxy; or

•	attending the Annual Meeting and voting in person.

Your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the Annual Meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.

How many votes are required to pass a proposal?

A plurality of the votes is required to elect Directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our quarterly report on Form 10-Q for the fiscal quarter ending on June 30, 2008, which we expect to file with the SEC by August 11, 2008.

What is our Board of Directors’ voting recommendation?

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board.

How are abstentions and broker non-votes treated?

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

Deadline for receipt of stockholder proposals for 2009 Annual Meeting of Stockholders.

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934 may submit to the Board of Directors proposals to be considered for submission to the stockholders at the Annual Meeting in 2009. In order to be considered for inclusion in the proxy material to be disseminated by the Board of Directors, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Intuitive Surgical, Inc., 1266 Kifer Road, Sunnyvale, California 94086 and must be received no later than November 6, 2008. Your notice must include:

•	your name and address and the text of the proposal to be introduced;

•	the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

•	a representation that you intend to appear in person or by proxy at the Annual Meeting to introduce the proposal specified in your notice.

The chairperson of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws. Our Bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting outside the processes of Rule 14a-8. To be considered timely under these provisions, the stockholder’s notice must be received by our Corporate Secretary at our principal executive offices at the address set forth above no earlier than December 17, 2008 and no later than January 16, 2009. If the date of our 2008 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of our 2008 Annual Meeting, the stockholder must submit any such proposal or nomination no earlier than the close of business on the 120th day, nor later than the close of business on the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. Our Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information

The Board of Directors, divided into three classes, has nine authorized seats. Three Class II directors are to be elected at the Annual Meeting to serve a three-year term expiring at the 2011 Annual Meeting of stockholders or until a successor has been elected and qualified. The remaining six directors will continue to serve their respective terms.

Proxies cannot be voted for more than the three named nominees.

Robert W. Duggan, Floyd D. Loop, M.D., and George Stalk, Jr. have been nominated by the Board of Directors to serve as Class II directors.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors unless the proxy is marked in such a manner so as to withhold authority to vote. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The names of the nominees and directors, their ages as of February 15, 2008 and certain other information about them are set forth below:

Name of Nominee or Director	Age	Principal Occupation	Director Since

Class I Directors with term expiring at the 2010 Annual Meeting:
Alan J. Levy, Ph.D.(2)(3)	70	Venture Partner, Frazier Healthcare Ventures	2000
Eric H. Halvorson(1)(2)	58	President and Chief Operating Officer, Salem Communications Corporation	2003
D. Keith Grossman(2)	47	Managing Director, Texas Pacific Group	2004

Class II Directors with term expiring at the 2008 Annual Meeting:
Robert W. Duggan	63	President, Robert Duggan & Associates	2003
Floyd D. Loop, M.D.(3)	71	Former Chief Executive Officer, The Cleveland Clinic	2005
George Stalk Jr.(3)	57	Senior Partner and Managing Director, Boston Consulting Group	2007

Class III Directors with term expiring at the 2009 Annual Meeting:
Lonnie M. Smith	63	Chief Executive Officer and Chairman of the Board of Intuitive Surgical, Inc.	1996
Richard J. Kramer(1)	65	President, R.J. Kramer Associates, LLC	2000
Mark J. Rubash(1)	50	Chief Financial Officer, Shutterfly, Inc.	2007

(1)	member of Audit Committee
(2)	member of Compensation Committee
(3)	member of Governance and Nominating Committee

The principal occupations and positions for at least the past five years of our directors and director nominees are described below. There are no family relationships among any of our directors or executive officers.

Class II Directors Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting of Stockholders

Robert W. Duggan has been a member of our Board of Directors since our acquisition of Computer Motion in June 2003. Prior to our acquisition of Computer Motion, Mr. Duggan had been Chairman of the Board of Directors of Computer Motion since 1990 and Chief Executive Officer since 1997. Mr. Duggan is the Founder of the investment firm Robert W. Duggan & Associates. Mr. Duggan has been a private venture investor for more than 30 years and has participated as a director of, investor in and advisor to numerous small and large businesses in the medical equipment, computer local and wide area network, PC hardware and software distribution, digital encryption, consumer retail goods and outdoor media communication industries. Mr. Duggan has also assisted in corporate planning, capital formation and management for his various investments. He received the Congressman’s Medal of Merit and in 2000 he was named a Knight of the Legion of Honor by President Jacques Chirac. He is a member of the University of California at Santa Barbara Foundation Board of Trustees and sits on the board of Pharmacyclics, Inc.

Dr. Floyd D. Loop served the Cleveland Clinic Foundation for nearly 35 years, holding leadership positions including Chairman of the Department of Thoracic and Cardiovascular Surgery, Chief Executive Officer and Chairman of the Board of Governors (1989-2004). Dr. Loop and his colleagues at the Cleveland Clinic were responsible for developing the use of arterial conduits in coronary artery surgery, for innovations in valve repair and for pioneering technical improvements for reoperations. Dr. Loop has served as the President of the American Association for Thoracic Surgery, as a Director of the American Board of Thoracic Surgery, and as a member of the Medicare Payment Advisory Commission. He has received Honorary Doctor of Science degrees from Cleveland State University, St. Louis University and Purdue University. Dr. Loop is an internationally recognized cardiovascular surgeon, a recipient of the American Heart Association Citation for International Service, and the American College of Cardiology Cummings Humanitarian Award. Dr. Loop received his undergraduate degree from Purdue University and his M.D. from The George Washington University, Washington, D.C. His postgraduate training was at George Washington, the US Air Force at Andrews Air Force Base and at the Cleveland Clinic Foundation. Dr. Loop currently serves on the corporate boards of Tenet Healthcare Corporation, Athersys, Inc., Visible Assets, Inc., Passport Health Communications, Inc., Noteworthy Medical Systems, Inc., and Swissray International, Inc.

George J. Stalk joined our board in October 2007. Mr. Stalk is a Senior Partner and Managing Director at The Boston Consulting Group (BCG) in the Toronto office. Mr. Stalk started with BCG in Boston in 1978 and has been with the firm’s Tokyo and Chicago offices as well. Mr. Stalk received a BS in Engineering Mechanics from the University of Michigan, MS in Aeronautics and Astronautics from Massachusetts Institute of Technology and MBA from Harvard Business School. Mr. Stalk has led BCG’s worldwide innovation efforts and co-authored several best-selling books on business strategy including Kaisha: the Japanese Corporation, Competing Against Time and Hardball: Are You Playing to Play or Playing to Win?

RECOMMENDATION OF INTUITIVE SURGICAL’S BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS NOMINATED IN PROPOSAL NO. 1.

Class I Directors Continuing in Office until the 2010 Annual Meeting of Stockholders

Alan J. Levy, Ph.D. is chairman of the Board of Directors of Northstar Neuroscience, Inc. a medical device company he co-founded, in 1999. Dr. Levy served as President and Chief Executive Officer of Northstar Neuroscience from 1999 to 2007. In 2007, Dr. Levy became a Venture Partner at Frazier Healthcare Ventures. From 1993 to 1998, Dr. Levy served as President and Chief Executive Officer of Heartstream, Inc., a medical device company that was acquired by Hewlett-Packard in 1998. Prior to joining Heartstream, he was President of Heart Technology, Inc., a medical device company that was acquired by Boston Scientific in 1995. Before joining Heart Technology, Dr. Levy was Vice President of Research and New Business Development and a member of the board of Ethicon, a division of Johnson & Johnson. Dr. Levy holds a B.S. in Chemistry from City University of New York and a Ph.D. in Organic Chemistry from Purdue University. Dr. Levy also serves as a director of Northstar Neuroscience and various private companies.

Eric H. Halvorson has been a member of our Board of Directors since our acquisition of Computer Motion in June 2003. Mr. Halvorson joined Computer Motion in July 2002 as a member of its Board of Directors. Mr. Halvorson is currently President and Chief Operating Officer of Salem Communications Corporation. From 2000 to 2003 and 2005 to 2007, he was a Visiting Professor of Business Law and Accounting and Executive in Residence at Pepperdine University and the Pepperdine Law School. From June 2003 to February 2005, Mr. Halvorson served as President and Chief Executive Officer of The Thomas Kinkade Company. He was Executive Vice President and Chief Operating Officer of Salem Communications Corporation from 1995 to 2000. Prior to becoming Chief Operating Officer, he was the company’s Vice President and General Counsel for 10 years. Mr. Halvorson was a partner at Godfrey and Kahn, a law firm based in Milwaukee, Wisconsin from 1976 until 1985. Mr. Halvorson is a Certified Public Accountant and holds a B.S. in Accounting from Bob Jones University and a J.D. from Duke University School of Law. Mr. Halvorson is currently a director of Salem Communications Corporation

D. Keith Grossman is currently a Managing Director with the venture capital arm of the private equity firm TPG (Texas Pacific Group). Mr. Grossman served as President and Chief Executive Officer of Thoratec Corp., a medical technology company, from January 1996 to January 2006. Prior to Thoratec, Mr. Grossman was a Division President of Major Pharmaceuticals, Inc. from June 1992 to September 1995. From July 1988 to June 1992, Mr. Grossman served as the Vice President of Sales and Marketing for Calcitek, Inc., a manufacturer of implantable medical devices and a division of Sulzermedica (formerly Intermedics, Inc.). Prior to 1988, Mr. Grossman held various other sales and marketing management positions within the McGaw Laboratories Division of American Hospital Supply Corporation. Mr. Grossman remains a member of the Board of Directors of Thoratec. Mr. Grossman earned his Bachelor’s Degree from Ohio State University and his Master’s of Business Administration degree from Pepperdine University.

Class III Directors Continuing in Office until the 2009 Annual Meeting of Stockholders

Lonnie M. Smith joined Intuitive Surgical in June 1997 from Hillenbrand Industries, where he was Senior Executive Vice President. Mr. Smith joined Hillenbrand in 1978 and during his tenure he was also a member of the Executive Committee, the Office of the President and the Board of Directors. Mr. Smith has also held positions with The Boston Consulting Group and IBM. Mr. Smith received his BSEE from Utah State University and an MBA from Harvard Business School.

Richard J. Kramer is President of R.J. Kramer Associates, LLC, a healthcare consulting firm he founded in January 2001. From 1989 to 2000, he was the President and Chief Executive Officer of Catholic Healthcare West, which operates 48 hospitals in the western United States. From 1982 to 1989, Mr. Kramer was Executive Vice President of Allina Hospitals and Clinics, the largest health care system in Minnesota. Mr. Kramer received a B.S. in Rehabilitation Education from Pennsylvania State University, a M.S. in Rehabilitation Counseling from Syracuse University, a M.S. in Hospital and Health Care Administration from the University of Minnesota and is an Advanced Management Program (AMP) graduate of Harvard Business School. Mr. Kramer currently serves on the board of Sutter Health and the Boys and Girls Club of Auburn.

Mark J. Rubash joined our board in October 2007. Mr. Rubash is the Chief Financial Officer at Shutterfly, Inc. Prior to joining Shutterfly, Mr. Rubash was the Chief Financial Officer of Rearden Commerce and previous to that, Mr. Rubash was a Senior Vice President at Yahoo! Inc. from February to July 2007. Prior to joining Yahoo!, Mr. Rubash held various senior positions at eBay Inc from February 2001 to July 2005. From January 2000 to November 2000, Mr. Rubash was the Chief Financial Officer at Critical Path, Inc. From October 1987 to January 2000, Mr. Rubash was at PriceWaterhouseCoopers, where he was most recently an audit partner and the

Global Leader for their Internet Industry Practice and Practice Leader for their Silicon Valley Software Industry Practice. Mr. Rubash received his BS in Accounting from California State University, Sacramento. Mr. Rubash is currently a member of the Board of Directors and Chairman of the Audit Committee of Line 6 Corporation, a privately-held music products manufacturer located in Calabasas, CA.

Board Committees

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Our Board of Directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate. Our Board of Directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full Board of Directors. Each committee of our Board of Directors has a written charter approved by our Board of Directors.

During 2007, our Board of Directors held four meetings and each director, except one, attended at least 75% of those meetings.

Audit Committee

The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The members of the Audit Committee are Richard J. Kramer, Eric H. Halvorson, and Mark J. Rubash, each an independent director as defined by the listing standards of the Nasdaq Global Select Market relating to audit committee members and Rule 10A-3 of the Securities Exchange Act of 1934. In 2007, the Audit Committee met eight times and each then-current member of the Audit Committee, except one, attended at least 75% of those meetings. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Annex A to the proxy statement for our 2007 Annual Meeting of Stockholders. The Board of Directors has determined that Mr. Kramer and Mr. Rubash are “Audit Committee Financial Experts”, as defined in Item 401(h) of Regulation S-K.

Compensation Committee

The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and recommends to the Board of Directors stock option grants for our executive officers. The members of the Compensation Committee are Alan J. Levy, Ph.D., D. Keith Grossman and Eric H. Halvorson,each an independent director as defined by the listing standards of the Nasdaq National Market. In 2007, the Compensation Committee met two times and each then-current member of the Compensation Committee attended both of those meetings. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Annex B to the proxy statement of our 2007 Annual Meeting of Stockholders.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for matters relating to the corporate governance of our company and the nomination of members of the board and committees thereof. The members of the Governance and Nominating Committee are Alan J. Levy, Ph.D., Floyd Loop, M.D. and George Stalk, Jr., each an independent director as defined by the listing standards of the Nasdaq National Market. In 2007, the Governance and Nominating Committee met two times and each then-current member of the Governance and Nominating Committee attended both of those meetings. The Governance and Nominating Committee operates under a charter adopted by the Board of Directors and a copy of this charter is attached as Annex C to the proxy statement of our 2007 Annual Meeting of Stockholders.

Annual Meeting Attendance

The policy of the Board of Directors is that all directors attend the Annual Meeting of stockholders, absent compelling circumstances that prevent attendance.

Nomination Process

The Governance and Nominating Committee identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or the Committee or Board of Directors decides not to re-nominate a member for re-election, the Committee identifies the desired skills and experience of a new nominee consistent with the Committee’s criteria for Board of Directors service. Current members of the Board of Directors and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.

The Governance and Nominating Committee will consider nominees recommended by stockholders, and any such recommendations should be forwarded to the Governance and Nominating Committee in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:

•	such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the security holder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Audit Committee; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the Nasdaq National Market.

We will also request such other information as may reasonably be required to determine whether each person recommended by a security holder meets the criteria listed below and to enable us to make appropriate disclosures to the security holders entitled to vote in the election of directors. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by board members, management or other parties.

The Governance and Nominating Committee evaluates director candidates based upon a number of criteria, including:

•	commitment to promoting the long term interests of our security holders and independence from any particular constituency;

•	professional and personal reputations that are consistent with our values;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, across a broad range of industries with particular emphasis on healthcare and medical device industries, along with experience operating at a policy-making level in an appropriate business, financial, governmental, educational, non-profit, technological or global field;

•	a high level of personal and professional integrity;

•	adequate time to devote attention to the affairs of our company;

•

such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the Securities and Exchange Commission and the Nasdaq National Market; and

•	board balance in light of our company’s current and anticipated needs and the attributes of the other directors and executives.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

The following Director Compensation Table (DCT) sets forth summary information concerning the compensation paid to our non-employee directors in 2007 for services to our company.

Name	Fees earned or paid in cash ($)	Option Awards ($) (8)	Total ($)
D. Keith Grossman(1)	47,500	295,373	342,873
Alan J. Levy(2)	43,500	278,177	321,677
Robert W. Duggan(3)	30,000	278,177	308,177
Eric H. Halvorson(4)	38,000	278,177	316,177
Richard J.Kramer(5)	40,000	278,177	318,177
Floyd D. Loop(6)	32,000	444,853	476,853
Mark J. Rubash(7)	2,083	119,444	121,527
George Stalk Jr.(7)	7,083	119,444	126,527

Total	240,166	2,091,822	2,331,988

(1)	7,500 options were outstanding as of 12/31/07, of which 2,500 were exerciseable as of 12/31/07
(2)	17,500 options were outstanding as of 12/31/07, of which 12,500 were exerciseable as of 12/31/07
(3)	21,980 options were outstanding as of 12/31/07, of which 16,980 were exerciseable as of 12/31/07
(4)	10,000 options were outstanding as of 12/31/07, of which 5,000 were exerciseable as of 12/31/07
(5)	12,000 options were outstanding as of 12/31/07, of which 7,000 were exerciseable as of 12/31/07
(6)	25,000 options were outstanding as of 12/31/07, of which 17,083 were exerciseable as of 12/31/07
(7)	15,000 options were outstanding as of 12/31/07, none were exerciseable as of 12/31/07
(8)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2007. See Note 7 of the notes to our consolidated financial statements contained in the 2007 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the FAS 123(R) values of equity awards.

We reimburse our non-employee Directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as Directors. Employee directors are not compensated for Board services in addition to their regular employee compensation.

Annual cash compensation: During fiscal 2007, each member of the Board of Directors was eligible to receive the following cash compensation: (1) annual retainer for each member of the Board ($10,000); (2) additional retainers for service as a subcommittee chairperson ($10,000); (3) meeting fees for attendance at meetings of the Board $5,000; (4) meeting fees for the attendance of committee meetings $1,000; and (5) meeting fees for telephonic attendance of each Board or committee meetings $500.

Equity Compensation: During fiscal 2007, each member of the Board of Directors was eligible to receive stock awards under the terms of the Company’s Directors’ Plan. New members of the Board receive an initial option grant to purchase 15,000 shares of the Company’s common stock with one-third of the shares vesting after one year from the date of grant and 1/36 of the shares vesting monthly thereafter. Continuing members of the Board of the Directors who have served at least six months receive an annual option grant of 5,000 shares of common stock to be granted on the date of the Board meeting held on the Annual Shareholder Meeting date, with one year cliff vesting contingent on continued service on the Board of Directors for one year.

There were two new members to the Board during fiscal 2007, each of whom were granted the initial grants of 15,000 shares on October 19, 2007 with an exercise price of $269.34, based on the Nasdaq close price on the grant date. The grant date fair value of these options to each member, based on the Black-Scholes valuation model, is approximately $1.9 million. Other continuing members, each received options to purchase 5,000 shares of the Company’s common stock, granted on April 30, 2007 with an exercise price of $133.31 per share, based on the Nasdaq close price on the grant date. The grant date fair value of these options to each member, based on the Black-Scholes valuation model, is approximately $259,000.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers and their ages as of February 15, 2008, are as follows:

Name	Age	Position
Lonnie M. Smith	63	Chief Executive Officer and Chairman of the Board of Directors
Marshall L. Mohr	52	Senior Vice President and Chief Financial Officer
Gary S. Guthart	42	President and Chief Operating Officer
Jerome J. McNamara	50	Executive Vice President, Worldwide Sales and Marketing
Mark J. Meltzer	58	Senior Vice President, General Counsel
John F. Runkel	52	Former Senior Vice President, General Counsel

The principal occupations and positions for at least the past five years of the executive officers named above are as follows:

Lonnie M. Smith. Please see Directors section above.

Marshall L. Mohr joined Intuitive Surgical in March 2006. Prior to that, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc. Prior to joining Adaptec in July 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers where he was most recently the managing partner of the firm’s west region technology industry group and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr received his BBA in accounting and finance from Western Michigan University. Mr. Mohr serves on the corporate boards of Plantronics, Inc. and Atheros Communications, Inc.

Gary S. Guthart, Ph.D. joined Intuitive Surgical in April 1996. In July 2007, Dr. Guthart was promoted to President. Prior to that, in February 2006, Dr. Guthart assumed the role of Chief Operating Officer. Prior to joining Intuitive Surgical, Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formally Stanford Research Institute). Dr. Guthart received a BS in Engineering from the University of California, Berkeley and an MS and Ph.D. in Engineering Science from the California Institute of Technology.

Jerome J. McNamara joined Intuitive Surgical in April 1999. In July 2007, Mr. McNamara was promoted as Executive Vice President, Worldwide Sales and Marketing. Prior to joining Intuitive Surgical, Mr. McNamara was the Vice President of Marketing at Valleylab. Prior to Valleylab, Mr. McNamara worked at United States Surgical Corporation for nearly 17 years where he held positions in senior sales management, marketing and national accounts. Mr. McNamara graduated from the University of Pennsylvania with a BA degree in Biology.

Mark J. Meltzer joined Intuitive Surgical in October 2007. Prior to joining Intuitive Surgical, Mr. Meltzer served as General Counsel of FoxHollow Technologies Inc. Mr. Meltzer has also served as General Counsel for Epicor Medical Inc. and Ventritex Inc. Mr. Meltzer graduated cum laude from UC Berkeley with a BS degree in electrical engineering. He received his JD from UC Hastings where he served on the law review. Mr. Meltzer, a registered patent attorney, was appointed as a special master in federal court where he assisted in the evaluation and administration of complex patent cases. Mr. Meltzer has tried cases to juries and has argued before the Ninth Circuit Court of Appeals. His pro bono work has included the representation of indigents and non profits before courts and administrative agencies and volunteer service in federal anti poverty programs.

John F. (Rick) Runkel joined Intuitive Surgical in January 2006 as Senior Vice President, General Counsel and left the Company on December 15, 2007. Prior to Intuitive Surgical, Mr. Runkel was Senior Vice President, Business Development, General Counsel and Secretary at VISX, Incorporated, global leader in laser vision correction technology. Prior to joining VISX in 2001, Mr. Runkel was a partner in the law firm of Sheppard, Mullin, Richter & Hampton, where he practiced law for 17 years and served as managing partner of the firm’s San Francisco office. Mr. Runkel received his law and undergraduate degrees from the University of California, Los Angeles.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Role of Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The members of this Committee are D. Keith Grossman, Eric H. Halvorson and Alan J. Levy, each an independent, non-employee director. In 2007, the Compensation Committee met two times and each then-current member of the Compensation Committee was present during those meetings.

Under the terms of its Charter, the Compensation Committee is responsible for recommending to the Board of Directors the type and level of compensation to be granted to our executive officers. In fulfilling its role, the Compensation Committee (i) grants stock options under the Stock Option Plans, (ii) recommends to the Board the compensation levels, including annual salary, bonus and stock options, for executives and other employees, as necessary, and (iii) reviews on a periodic basis the operation and administration of our executive compensation programs.

The Compensation Committee has delegated the authority to make initial option grants to new employees (within an approved range) to the Chief Executive Officer (CEO). All new employee grants in excess of the CEO limit, subsequent grants to existing employees and any grant to executives must be approved by the Compensation Committee. While management may use consultants to assist in the evaluation of CEO or executive officer compensation, the Compensation Committee has authority to retain its own compensation consultant, as it sees fit. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

During 2007, the Compensation Committee relied on compensation information produced by Top Five Data Services, Inc. (“Top Five”), a consulting firm retained by management. The Compensation Committee received the compensation recommendations from management, relevant background information on our executives and officers and compensation studies conducted by Top Five. The Compensation Committee then reviewed the compensation recommendations with the CEO for all executives, except for the CEO. The CEO was not present during the discussion of his compensation. The final recommendations by the Compensation Committee were approved by the Board of Directors.

General Philosophy

Our overall compensation philosophy is to provide an executive compensation package that enables us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following goals provide a framework for our executive compensation program:

•	pay competitively to attract, retain and motivate executives who must operate in a high demand environment;

•	relate total compensation for each executive to overall company performance as well as individual performance;

•	the mix of total compensation elements will reflect competitive market requirements and strategic business needs;

•	a significant portion of each executive’s compensation should be at risk, the degree of which will positively correlate to the level of the executive’s responsibility; and

•	the interests of our executives will be aligned with those of our stockholders.

Compensation Program

In order to achieve the above goals, our total compensation packages include base salary, annual bonus and commissions, all paid in cash, as well as long-term compensation in the form of stock options. Our sales employees participate in the commissions plan and not the annual bonus plan. Under the commissions plan, the sales representatives are eligible to earn commissions based on a percentage of the total systems revenue, number of procedures performed and other objective metrics. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide market-competitive compensation. The costs of our compensation programs are a significant determinant of our competitiveness. Accordingly, we are focused on ensuring that the balance of the various components of our compensation program is optimized to motivate employees to improve our results on a cost-effective basis.

Review of External Data

Each year, we survey the compensation practices of our peers in the United States in order to assess our competitiveness. We use data from general medical devices market group (general peer group). For 2007, we obtained this data from 2006 Top Five MEDIC Executive Compensation survey (“MEDIC survey”) data, which includes medical device companies with $200 million to $500 million in revenue. The MEDIC survey results were adjusted slightly to reflect potential increases during 2007.

In 2007, for executives, we generally targeted the aggregate value of our total cash compensation (base salary and bonus) at the 60th percentile of the general peer group. We strongly believe in engaging the best talent in critical functions, and this may entail negotiations with individual executives who may have significant retention packages in place with other employers. In order to attract such individuals to our company, we may determine that it is in our best interests to negotiate packages that deviate from the general principle of targeting total compensation at 60th percentile of our general peer group. Similarly, we may determine to provide compensation outside of the normal cycle to individuals to address retention issues.

For fiscal 2007, we retained Top Five to conduct assessments in three areas of compensation: 1) total direct compensation (base salary) for our executives; 2) target total cash compensation (salary and bonus); and 3) equity (stock option grants). Top Five analyzed compensation for most executive positions of the general peer group. We based the compensation levels during 2007 on the data from the general peer group.

Compensation Elements

Cash Compensation

Base Salary

Base salary is primarily determined by competitive pay and individual job performance. Base salaries for executives are reviewed annually or more frequently should there be significant changes in responsibilities. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices. Approved increases in base salary were effective July 2007.

The Company’s performance in fiscal 2006 was a reflection, to a certain extent, on our Chief Executive Officer’s individual performance. During the annual review, the base salary of our Chief Executive Officer (CEO) was increased by approximately 9%, bringing it below the targeted 60th percentile of general peer group.

We believe this increase to our CEO’s salary is modest given our company’s exceptional performance during his tenure. Our fiscal 2006 revenue and operating income increased by approximately 64% and 56%, respectively, from fiscal 2005.

The base salary increases for certain Named Executive Officers (NEOs) during 2007 are as follows:

•	Mr. Mohr’s base salary was increased by approximately 7% from 2006.

•	Mr. Guthart’s base salary was increased by approximately 14% from 2006 reflecting his promotion to President.

•	Mr. McNamara was awarded an increase of 14% reflecting his promotion to Executive Vice President, Worldwide Sales and Marketing.

In December 2007, Mr. Runkel left the Company and was replaced by Mr. Meltzer as the Senior Vice President, General Counsel. Mr. Meltzer’s base salary of $315,000 is also within the 60th percentile of the general peer group.

The range of this distribution reflects gaps in compensation positioning and particular individual performance. Although the range in base pay adjustments is fairly broad, the final base salaries for the NEOs are within +/- 10% of the 60th percentile of the general peer group.

Bonuses

Our annual cash bonus plan is designed to reward employees for achieving stretch financial and operating goals that are key to the success of our business and aligned with the near and long term interests of our shareholders. Non-commissioned employees who are employed through the time of payout are eligible to participate in the bonus plan. The goal of our bonus plan is to reward, retain and provide a clear focus on what is most important to the near and long term success of our company. Management sets bonus targets for each eligible employee as a percentage of base salary based on their position. At the beginning of each fiscal year, the Compensation Committee, working with management, will set operating income goals for our company. The operating income goal is used to calculate the size of our incentive pool. The size of our incentive pool is solely determined by our achievement of our operating income goals. The incentive pool will receive no funding below a certain threshold amount of operating income and the maximum it can be funded is 125% of the total targeted bonus amount. The amount of our incentive pool that will be paid out as incentive bonuses (Pay-Out Pool) within each functional area is determined by an equal weighting of achievement of the operating income goal and team performance goals called “WIN” (What’s Important Now) goals. The size of the Pay-Out Pool cannot exceed the size of the incentive pool. WIN goals are established for each functional group. The WIN goals for the executives are established at the corporate level and are comprised of procedural growth, revenue growth, customer training, product development, quality of production and information technology goals. The WIN goals are initially established by the head of the organization for each functional area and the CEO for the Corporate level. These are reviewed and approved by the Compensation Committee annually at the beginning of the year. We establish base, target (100%) and stretch levels for each WIN goal. The nature of WIN goals and the weighting assigned to each is subject to change annually. Generally goals are set at above prior year results and budgeted levels. Each individual’s share of their functional area’s or Corporate “Pay-Out Pool” will be based upon their individual performance and contribution to the achievement of their WIN goals.

The exception to this bonus structure is the Executive Vice President, Worldwide Sales and Marketing (EVP of Sales and Marketing) whose bonus is tied fully to the achievement of predetermined sales metrics, including revenue, surgical procedures completed and contribution margin. Under his bonus plan which is approved by the Board of Directors during the beginning of the year, the EVP of Sales and Marketing is assigned a quota for each metric. For any achievements above each quota, a bonus is paid. The bonus is scaled to the over-achievement of each metric. During fiscal 2007, Mr. McNamara earned approximately $835,000 in bonus which was paid in February 2008. This amount is a reflection of over achievement of targets relating to revenue, surgical procedures completed and contribution margin.

The bonus targets for our NEOs other than the EVP of Sales and Marketing are as follows: 60% of base salary for the CEO; 50% of base salary for the President and 40% of base salary for Senior Vice Presidents (SVPs). Each year, the bonus and commissions structure are reviewed to ensure that the design and payment structure falls in line with our compensation philosophy and is competitive with our designated peer groups. For fiscal 2007, the bonus target for our NEOs fell slightly under the 75th percentile of the general peer group.

During fiscal 2007, we exceeded our goals established for operational income. As a result, the incentive pool was funded at 125% of the total targeted cash amount. The bonus amount for each NEO is a reflection of the achievement of the Corporate WIN goals. Refer to the Non-Equity Incentive Compensation Plan Compensation column under Summary Compensation Table below for actual bonus amounts earned in fiscal 2007 and paid in fiscal 2008.

Total Cash Compensation

The total cash compensation for all NEOs, except the CEO is either at or slightly above the 60th percentile of general peer group. The CEO is below the targeted 60th percentile due to lower base salary level.

Long-term Compensation

Stock options

Based on our compensation philosophy, a substantial portion of our compensation rewards long-term performance of our company and promotes executive retention. This is delivered to our executives through stock options granted upon their initial hire and through ongoing annual focal grants. Similar to base salary increases, option grants are also granted to address promotions and significant changes in responsibility. Although the expense of stock options affect our financial statements negatively, we continue to believe that this is a strong element of compensation that focuses the employees on financial and operational performance to create value for the long-term. Stock options award are “time based”. In order to provide an incentive for continued employment, stock options granted under the Stock Option Plans generally vest 12.5% upon completion of 6 months service and 1/48 per month thereafter, and generally expire ten years from the date of the grant. This provides a reasonable time frame to align the executive officer compensation with the appreciation of our Company’s stock price while managing potential dilution effectively.

Initial stock option grants and annual focal option grants for plan participants are generally determined within ranges established for each job level. Top Five updated this range for our executives during 2007. These ranges are established based on our Company’s desired pay positioning relative to the competitive market. Specific recruitment needs are taken into account for establishing the levels of initial option grants. Annual focal option grants take into consideration a number of factors, including performance of the individual, job level, prior grants and competitive external levels. The goals of option grant guidelines are to ensure future grants remain competitive from a grant value perspective and to ensure option usage consistent with option pool forecasts.

The following table shows a comparison of annual focal grants during 2007 and 2006 and initial grants made to new NEOs:

	Annual Focal Grant		Initial Grant
NEO	2007	2006	2007
Lonnie M. Smith	70,000	60,000	—
Marshall L. Mohr	20,000	—
Gary S. Guthart	35,000	50,000	—
Jerome J. McNamara	25,000	25,000	—
Mark J. Meltzer	—	—	30,000

Based on the data provided by Top Five, we continue to grant options at above median levels compared with the general peer group. The higher level of grants to Mr. Guthart and Mr. McNamara compared to other NEOs is due to their promotions during 2007. The initial grant to Mr. Meltzer is within the guidelines for SVPs approved by the Board of Directors and Compensation Committee.

In February 2008, the Board of Directors approved the following option grants to the NEOs: Lonnie M. Smith—60,000; Marshall L. Mohr—25,000; Gary S. Guthart—50,000; Jerome J. McNamara—40,000; and Mark J. Meltzer—25,000.

Option grant practice

The Compensation Committee has delegated the authority to make initial option grants to new employees (within an approved range) to the Chief Executive Officer. During 2007, initial hire grants that were within the Chief Executive’s approved range and those approved by the Compensation Committee were granted once a month on the fifth business day of each month for new hires in the previous month, at an exercise price equal to the closing sales price of our stock on the grant date.

For annual focal option grants to all employees, the Compensation Committee must review and submit its recommendation for approval by the Board of Directors. These focal grants will be made on February 15th or the next trading day. This timing enables management and the Compensation Committee to consider performance by both the Company and the individual and balance it against our expectations for the current year.

We do not time the granting of our options with any favorable or unfavorable news released by the Company. Proximity of any awards to an earnings announcement or other market events is coincidental.

Potential payments upon termination

We have not entered into employment agreements with any of the NEOs, except with Mr. Smith. Mr. Smith can terminate the employment agreement at any time upon written notice to the Board of Directors. Similarly, the Board of Directors may terminate Mr. Smith’s employment at any time. Under the circumstances described below, Mr. Smith is entitled to receive severance benefits subject to his execution of a valid and binding release agreement.

If the Board of Directors terminates Mr. Smith other than for “cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Smith terminates his employment for “good reason” (which includes relocation or a reduction in duties, title or compensation and benefits), Mr. Smith is entitled to severance pay equal to twelve months of his then-current salary, and health insurance continuation premiums for twelve months.

Based on a hypothetical termination date of December 31, 2007, the severance payments for our CEO would have been as follows:

Base Salary	$485,000
Health care benefits	11,000

TOTAL	$496,000

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct as a business expense in any year with respect to each of our most highly paid executives unless, among other things, such compensation is performance-based or has been approved by stockholders. The non-performance-based compensation paid to our executive officers for the 2007 fiscal year did not exceed the $1 million limit per officer. Our stock option plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of options granted thereunder with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, and thus will not be subject to the $1 million limitation. However, we may from time to time pay compensation to our executive officers that may not be deductible if there are non-tax reasons for doing so. Accounting considerations also play an important role in the design of our executive compensation program. Accounting rules such as FAS 123R require us to expense the cost of our stock option grants which reduces the amount of our reported profits. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to the number and value of the shares underlying stock options we grant.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table (SCT) sets forth summary information concerning the compensation paid to our NEOs in 2007 and 2006 for services to our company in all capacities.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Total ($)
Lonnie M. Smith,	2007	465,000	—	2,107,432	365,000	2,937,432
Chief Executive Officer and Chairman of the Board	2006	427,500	—	1,424,642	425,000	2,277,142

Marshall L. Mohr,	2007	310,000	—	845,742	160,000	1,315,742
Senior Vice President and Chief Financial Officer	2006	237,500	50,000	511,181	125,000	923,681

Gary S. Guthart,	2007	385,000		1,359,644	256,000	2,000,644
President and Chief Operating Officer	2006	343,750	—	1,004,480	275,000	1,623,230

Jerome J. McNamara,	2007	300,000		869,649	834,726	2,004,375
Executive Vice President, Worldwide Sales and Marketing	2006	258,750	—	655,736	595,508	1,509,994

Mark J. Meltzer,	2007	40,587	—	154,917	35,000	230,504
Senior Vice President, General Counsel(4)

John F. Runkel,	2007	291,000	—	748,172	—	1,039,172
Former Senior Vice President, General Counsel(5)	2006	285,990	70,000	744,788	90,000	1,190,778

Benjamin B. Gong(6)	2006	204,000	—	382,486	106,000	692,486

(1)	Refers to payment of sign-on bonus for joining Intuitive Surgical
(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2007. See Note 7 of the notes to our consolidated financial statements contained elsewhere in the 2007 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the FAS 123(R) values of its equity awards.
(3)	Refers to annual bonus earned in the current fiscal year and paid during February of the next fiscal year.
(4)	Mr. Meltzer joined the Company in October 2007.
(5)	Mr. Runkel left the Company in December 2007.
(6)	Mr. Gong served as the Principal Financial Officer from November 2005 through March 2006.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards	All Other Option Awards: # of Shares Underlying Options	Exercise Price of Options ($/Sh)	Grant Date Fair Value of Option Awards
		Target ($)
Lonnie M. Smith	2/15/2007	—	70,000	112.66	3,269,616
		291,000
Marshall L. Mohr	2/15/2007	—	20,000	112.66	934,176
		128,000
Gary S. Guthart	2/15/2007	—	35,000	112.66	1,634,808
		205,000
Jerome J. McNamara	2/15/2007		25,000	112.66	1,167,720
		334,000
Mark J. Meltzer(1)	11/7/2007	—	30,000	309.46	4,277,781
		21,000

(1)	Mr. Meltzer joined Intuitive Surgical in October 2007 and the amount under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represents a pro-rated target amount that he will be eligible to receive for his performance in fiscal 2007.

The Estimated Future Payouts under Non-Equity Incentive Plan column refers to the potential payouts under our annual bonus plan. At their discretion, the Compensation Committee has the authority to pay any NEO in excess of or below their targeted bonus amount. The goals for 2007 were approved by the Compensation Committee in February 2007. The payout amounts for each NEO were reviewed and approved by the Compensation Committee and the Board of Directors in February 2008 upon completion of the consolidated financial statements for fiscal 2007. During fiscal 2007, we exceeded our goals established for operational income. As a result, the incentive pool was funded at 125% of the total targeted cash amount. The bonus amount for each NEO is a reflection of the achievement of the Corporate WIN goals and individual performance and contribution to the achievement of their WIN goals. Refer to SCT of the actual amounts paid in fiscal 2008.

As mentioned in the Compensation Discussion & Analysis, we grant stock options to new employees. Following the initial hire, additional grants are made to participants pursuant to a periodic focal grant program or following a significant change in job responsibilities, scope, or title. Other than Mr. Meltzer’s , all other grants are the annual ongoing grants. According to the Stock Option Plan, fair market value that is used to determine the exercise price for option grants is defined as the NASDAQ closing price of the Company’s stock on the grant date. Options granted to NEOs during fiscal 2007 expire 10 years from the date of grant; vest 12.5% upon completion of 6 months service and 1/48 per month thereafter. The grant date fair value of the option awards during fiscal 2007 and 2006 is calculated using the Black-Scholes valuation model using the following assumptions:

Assumption	Fiscal 2007	Fiscal 2006
Average risk free interest rate	4.46%	4.5%
Average expected term (years)	5.11	5.0
Average expected volatility	39%	55%

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2007

The following table summarizes the stock options outstanding as of December 31, 2007:

	Outstanding Equity Awards at 12/31/07
Name	# of Securities Underlying Unexercised Options (# Exerciseable)	# of Securities Underlying Unexercised Options (# Unexerciseable) (*)	Option Exercise Price ($/sh)	Option Expiration Date
Lonnie M. Smith	14,706	—	14.50	1/21/2011
	59,794	—	$11.74	2/5/2013
	67,083	2,917	$18.50	2/12/2014
	46,042	18,958	$47.86	2/10/2015
	27,500	32,500	$106.69	2/6/2016
	14,583	55,417	$112.66	2/14/2017

Marshall L. Mohr	13,875	28,125	$98.37	3/16/2016
	4,167	15,833	$112.66	2/14/2017

Gary S. Guthart	5,000	—	$6.00	3/16/2010
	21,255	—	$14.50	1/21/2011
	2,688	—	$11.74	2/5/2013
	10,388	1,667	$18.50	2/12/2014
	19,792	10,208	$47.86	2/10/2015
	22,917	27,083	$106.69	2/6/2016
	7,292	27,708	$112.66	2/14/2017

Jerorme J. McNamara	1,459	1,458	$18.50	2/12/2014
	1,250	8,750	$47.86	2/10/2015
	1,041	13,542	$106.69	2/6/2016
	1,041	19,792	$112.66	2/14/2017

Mark J. Meltzer	—	30,000	$309.46	11/6/2017

(*)	Under our Stock Option Plans, all these options vest 12.5% upon completion of 6 months service and 1/48 per month thereafter, contingent upon continued employment. All of these grants are vesting at 1/48 per month.

OPTIONS EXERCISES DURING FISCAL 2007

The following table summarizes the options exercised during the year ended December 31, 2007 and the value realized upon exercise:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)
Lonnie M. Smith	22,500	5,353,797
Marshall L. Mohr	8,000	893,040
Gary S. Guthart	55,750	7,584,118
Jerome J. McNamara	40,160	5,957,938
John F. Runkel	23,459	1,183,247

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee consisted of Alan J. Levy, Ph.D., Eric H. Halvorson, and D. Keith Grossman, none of whom is a present or former officer or employee of our company. In addition, during 2007, none of our officers had an “interlock” relationship, as that term is defined by the SEC, to report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2007, Intuitive Surgical acquired patent rights from a company in which Mr. Meltzer had a direct financial interest prior to joining Intuitive Surgical. Intuitive Surgical identified its interest in these patent rights without any assistance from Mr. Meltzer and prior to his first contact with Intuitive Surgical. Mr. Meltzer disclosed his shareholder interest in the company to Intuitive Surgical prior to the commencement of his employment with Intuitive Surgical. He was not involved in negotiations or any other aspect of the transaction prior to or during his employment with Intuitive Surgical. Intuitive Surgical was represented by external counsel in the transaction. This transaction was appropriately approved by management and the terms of the transaction were no less favorable to the Company that could be obtained from unaffiliated third parties. In addition, Mr. Meltzer’s proceeds from the transaction, of approximately $200,000, were based solely on his proportional ownership share of the company.

We believe that there has not been any other transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation.” We intend that any such future transactions will be approved by the Audit Committee of the Board of Directors and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

COMPENSATION COMMITTEE REPORT

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting.

COMPENSATION COMMITTEE

D. Keith Grossman, Chairman

Alan J. Levy, Ph.D.

Eric H. Halvorson

The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information in the following table sets forth the ownership of our common stock, as of December 31, 2007, by: (i) each of the executive officers and individuals named in the Summary Compensation Table; (ii) each of our directors; (iii) all such executive officers and directors as a group and (iv) any person or entity that holds more than 5% of our outstanding common stock that reports ownership on Schedule 13G with the SEC.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For the purposes of calculating the percent ownership, as of December 31, 2007, approximately 38,469,689 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of December 31, 2007, these shares are treated as if outstanding for that person, but not for any other person.

The following table indicates those owners and their total number of beneficially owned shares, including shares subject to options exercisable within 60 days of December 31, 2007; however, unless otherwise indicated, these shares do not include any options awarded after December 31, 2007:

	Beneficial Ownership
Beneficial Owner	Number of shares		Percent of Total
Sands Capital Management, LLC	2,516,399	(1)	6.6%
Janus Capital Management, LLC	2,670,580	(2)	7.0%
Lonnie M. Smith	643,305	(3)	1.7%
Robert W. Duggan	217,659	(4)	*
Gary S. Guthart, Ph.D.	107,396	(5)	*
Marshall L. Mohr	20,958	(6)	*
Floyd D. Loop, M.D	17,916	(7)	*
Alan J. Levy, Ph.D.	14,713	(8)	*
Jerome J. McNamara	11,251	(9)	*
Eric H. Halvorson	7,571	(10)	*
Richard J. Kramer	7,000	(11)	*
D. Keith Grossman	2,500	(12)	*
Mark Rubash	10	(14)	*
John F. Runkel	902	(14)	*
Mark Meltzer	—	(14)	*
George Stalk	—	(14)	*
All executive officers and directors as a group (14 persons)	1,051,181	(13)	2.7%

*	Represents less than 1% of the issued and outstanding shares.
(1)	Based on information provided by Sands Capital Management, LLC (“Sands Capital”) 1101 Wilson Blvd. Suite 2300 Arlington, VA 22209, in a Schedule 13G filed with the SEC on February 14, 2008 reporting beneficial ownership of Intuitive Surgical’s stock as of December 31, 2007. According to such Schedule 13G, Sands Capital is an investment advisor and has sole power to vote or direct the vote with respect to 1,486,965 shares and sole power to dispose or direct the disposition with respect to 2,516,399 shares.
(2)

Based on information provided by Janus Capital Management LLC (“Janus Capital”), 151 Detroit Street, Denver, CO 80206 and investment advisor and parent holding company, in a Schedule 13G filed with the SEC on February 14, 2008 reporting beneficial ownership of Intuitive Surgical’s stock as of December 31, 2007. According to such Schedule 13G: (a) Janus Capital holds such shares in its capacity as investment advisor or sub-advisor; (b) Janus Capital holds 2,494,374 shares directly and 176,206 shares indirectly through its 86.5% ownership of Enhanced Investment Technologies LLC (“INTECH”); (c) Janus Capital

has sole power to vote or direct the vote and sole power to dispose or direct the disposition with respect to 2,494,374 shares; and (d) Janus Capital has shared power with INTECH to vote or direct the vote and to dispose or direct the disposition with respect to 176,206 shares.

(3)	Includes 240,750 shares issuable pursuant to options exercisable within 60 days of 12/31/07.
(4)	Includes 16,980 shares issuable pursuant to options exercisable within 60 days of 12/31/07 and 8,668 shares managed for individual investors.
(5)	Includes 95,998 shares issuable pursuant to options exercisable within 60 days of 12/31/07.
(6)	Includes 20, 958 shares issuable pursuant to options exercisable within 60 days of 12/31/07.
(7)	Includes 17,916 shares issuable pursuant to options exercisable within 60 days of 12/31/07.
(8)	Includes 12,500 shares issuable pursuant to options exercisable within 60 days of 12/31/07.
(9)	Includes 9,583 shares issuable pursuant to options exercisable within 60 days of 12/31/07.
(10)	Includes 5,000 shares issuable pursuant to options exercisable within 60 days of 12/31/07.
(11)	Includes 7,000 shares issuable pursuant to options exercisable within 60 days of 12/31/07.
(12)	Includes 2,500 shares issuable pursuant to options exercisable within 60 days of 12/31/07.
(13)	Includes 429,185 shares issuable pursuant to options exercisable within 60 days of 12/31/07.
(14)	Includes no shares issuable pursuant to options exercisable within 60 days of 12/31/07.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% holders are required to furnish us with copies of all of these forms which they file.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2007, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met.

We have adopted a code of ethics that applies to all employees including principal executive officer and principal financial officer. The full text of our code of ethics is posted on our website at http://www.intuitivesurgical.com under the Investor Relations section. We intend to disclose future amendments to our codes of business conduct and ethics, or certain waivers of such provisions, at the same location on our Web site identified above. The inclusion of our Web site address in this report does not include or incorporate by reference the information on our Web site into this report.

Equity Compensation Plan Information

The following table contains information as of December 31, 2007 for two categories of equity compensation plans. All of the equity compensation plans of the Company have been approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,136,231	$88.20	8,214,954

Equity compensation plans not approved by security holders	—	—	—

Total	3,136,231	$88.20	8,214,954

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees and Services

Our auditors for the year ended December 31, 2007 were Ernst & Young LLP. We expect that Ernst & Young LLP will serve as our auditors for fiscal year 2008. All of the services described in the following fee table were approved by the Audit Committee.

	Years Ended December 31,
	2007	2006
Audit Fees	$1,505,000	$1,255,000
Audit-related Fees	30,000	210,000
Tax Fees	214,645	75,000
All Other Fees	1,500	1,235

Total	$1,751,145	$1,541,235

Audit Fees. This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements, for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include statutory audits, audits of other regulatory filings and procedures on implementation of accounting system.

Tax Fees. This category consists of services provided by Ernst & Young for tax compliance, tax advice, and tax planning.

All Other Fees. This category consists of all other services provide by Ernst & Young that are not reported above. The services for the disclosed under this category include an annual subscription fee to Ernst & Young for accounting literature.

Pre-Approval Policies and Procedures

All audit services, audit-related services, tax services and other services were pre-approved by our Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for the pre-approval of audit, audit-related, tax, and other services specifically described by the committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by the independent auditor. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of “independent” directors, as determined in accordance with Rule 4200(a)(15) of the Nasdaq Stock Market’s regulations and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operated pursuant to a written charter adopted by the Board of Directors, a copy of which was attached as Annex A to the proxy statement for our 2007 Annual Meeting of stockholders.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for our company and the independent registered public accounting firm. Management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board of Directors for 2007.

The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Ernst & Young LLP, the independent registered public accounting firm

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as may be modified or supplemented; and

•

received from Ernst & Young LLP the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Ernst & Young LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard J. Kramer, Chairman

Eric H. Halvorson

Mark J. Rubash

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

OTHER INFORMATION

Other Matters at the Annual Meeting

We do not know of any matters to be presented at the Annual Meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our securities may contact the Board of Directors or a specified individual director by writing to the attention of the Board of Directors or a specified individual director and sending such communication to our investor relations department at our executive offices as identified in this proxy statement. Each communication from a security holder should include the following information in order to permit security holder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our investor relations department will forward all appropriate communications to the Board of Directors or individual members of the Board of Directors as specified in the communication. Our investor relations department may (but is not required to) review all correspondence addressed to the Board of Directors, or any individual member of the Board of Directors, for any inappropriate correspondence more suitably directed to management. Communications may be deemed inappropriate for this purpose if it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute involving the purchase of goods or services from our company or any of our operating units. Our policies regarding the handling of security holder communications were approved by a majority of our independent directors.

Intuitive Surgical, Inc.

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Electronic Voting Instructions

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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 18, 2008.

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A Election of Class II Directors The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees: For Withhold For Withhold For Withhold

01 Robert W. Duggan 02 Floyd D. Loop 03 George Stalk Jr.

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Proxy - Intuitive Surgical, Inc.

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders April 18, 2008

The undersigned, revoking all prior proxies, hereby appoints Lonnie M. Smith and Alan C. Mendelson, Secretary of the Company, or each or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of common stock of Intuitive Surgical, Inc. which the undersigned is entitled to vote at the Annual Meeting of stockholders to be held in Sunnyvale, California on April 18, 2008 at 3:00 p.m., or at any adjournment or postponement thereof, upon such business as may properly come before the meeting or at any adjournment or postponement thereof including without limiting such general authorization, the proposals described on this card and in the accompanying proxy statement. Unless otherwise specified on the reverse side, this proxy will be voted FOR the election of directors.

Common Stock

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